Contact:
Rosa Kim
rosakim@sfinvest.co.kr

David J. Yoo
davidyoo@sfinvest.co.kr

FOR IMMEDIATE RELEASE

NORTH SHORE ACQUISITION CORP.
APPOINTS NEW DIRECTORS AND OFFICERS

Great Neck, New York, August 17, 2009 – North Shore Acquisition Corp. (OTC Bulletin Board: NSAQU, NSAQ, NSAQW) (the “Company”) announced today that it has entered into an agreement with the Company’s stockholders prior to its initial public offering (the “Initial Stockholders”) and Sang-Chul Kim pursuant to which (i) each of Marc H. Klee, Barry J. Gordon, Alan J. Loewenstein and Robert Sroka resigned from his position as an officer and/or director of the Company (except for Mr. Klee who will remain solely as a director of the Company), (ii) Sang-Chul Kim was appointed as Chairman of the Board, (iii) Byong-Yub Ahn was appointed as Chief Executive Officer, President and Director, and (iv) Yo-Shin Song was appointed Chief Financial Officer and Director.  Mr. Kim is the CEO and chairman of Dawin Technology Inc. and chairman of SoftForum Co., Ltd., SF Investment Co., Ltd., and ASE Korea, Inc.

None of Messrs. Kim, Ahn and Song have entered into an employment agreement with the Company and none of them will receive any cash or other compensation from the Company for services rendered to the Company until following the Company’s consummation of a business combination.

“Over the last five years, we have successfully identified and acquired numerous businesses in emerging growth markets that have created positive returns for our investors” said Sang-Chul Kim.  “We see the current global economic crisis as a very unique opportunity to acquire dynamic, well-run operating companies seeking a U.S. public listing and access to expansion capital at historically attractive prices which we believe ultimately will benefit the public stockholders of North Shore. We look forward to working together with the existing North Shore team to deliver a compelling, value-added investment opportunity for all of our stockholders.”

Marc H. Klee stated, “We are excited to have Messrs. Kim, Ahn and Song join North Shore.  We believe their addition will greatly benefit our public stockholders as they have access to significant deal flow and should assist us in successfully completing a transaction by November 30, 2009, the date by which we are required to complete a business combination.”

For more detailed information regarding the foregoing transactions, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

North Shore Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business are not limited to a particular industry or geographic location.

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